Exhibit 99.1

For immediate release
For more information, contact:
Janice Aston White, 713-307-8780
Rusty Fisher, 713-307-8770

Endeavour to participate in exploratory wells

in UK sector of North Sea

Houston, TX – October 4, 2006 — Endeavour International Corporation (AMEX: END) announced today that it has reached an agreement in principle with Apache Corporation (NYSE: APA) to participate in two exploratory wells to be drilled by Apache during the fourth quarter of 2006 as part of its ongoing exploration campaign in the North Sea.

“These prospects expand our existing inventory of exploration prospects that will be drilled through 2007,” said William L. Transier, chairman, chief executive officer and president. “This is an excellent opportunity, in partnership with an experienced North Sea player, to use the rig contracted for last year and add to our drilling program.”

The farm-in arrangement with Apache Corporation would call for Endeavour to provide Apache the second slot of its two-well drilling commitment for a semi-submersible rig in return for an option to purchase a 10 percent working interest in the Howgate prospect in Block 9/4a in the event of a discovery. The block is located in the North Viking Graben area of the North Sea. The well will target an Upper Jurassic sandstone located updip of a previously drilled well that encountered hydrocarbons.

Also as part of the arrangement, Endeavour would purchase a 10 percent working interest in the Bacchus prospect in the northern part of block 22/6a in the Central Graben region. The Bacchus prospect is being drilled currently to test the commercial potential of a discovery well that was drilled in 2005 and flowed oil from an Upper Jurassic sandstone.

Completion of the agreements with Apache is subject to the execution of mutually agreeable documentation and receipt of certain third-party approvals.

The first slot of the drilling rig will be used to drill the Columbus prospect on Block 23/16f. This well is expected to begin drilling in late October, depending on the results of a well to be drilled beforehand by another operator.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.